EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sunstone Hotel Investors, Inc. for the registration of common stock, preferred stock and depositary shares and to the incorporation by reference therein of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedule of Sunstone Hotel Investors, Inc., and the effectiveness of internal control over financial reporting of Sunstone Hotel Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

February 23, 2017